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As filed with the Securities and Exchange Commission on June 29, 2005

        Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLEAN HARBORS, INC.
(Exact name of Registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	4953 (Primary Standard Industrial Classification Code Number)	04-2997780 (I.R.S. Employer Identification Number)

1501 Washington Street
Braintree, Massachusetts 02184-7535
(781) 849-1800
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

C. Michael Malm, Esq.
Davis, Malm & D'Agostine, P.C.
One Boston Place
Boston, Massachusetts 02108
Telephone: (617) 367-2500
Telecopy: (617) 523-6215
(Address, including zip code, and telephone number,
including area code, of agent for service of process)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $.01 par value per share	2,057,940	$21.98	$45,233,521	$5,323.99

(1)
Represents the number of shares of common stock that are currently issuable upon exercise of the common stock purchase warrants currently held by the Selling Shareholders identified herein. Pursuant to Rule 416 under the Securities Act of 1933, we are also registering an indeterminable number of shares of common stock as may be issued from time to time upon exercise of the warrants, as this amount may be adjusted as a result of stock splits and stock dividends.

(2)
Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average high and low sale prices of the common stock on The Nasdaq National Market on June 27, 2005.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 29, 2005

PROSPECTUS

Clean Harbors, Inc.

2,057,940 Shares of Common Stock

        Clean Harbors, Inc. is registering 2,057,940 shares of its common stock for sale by the eight Selling Shareholders listed under "Selling Shareholders" in this prospectus. The Selling Shareholders may acquire such shares upon exercise of our outstanding common stock purchase warrants expiring September 10, 2009. The Selling Shareholders propose to offer such shares from time to time on The Nasdaq National Market and through other methods of sale described under "Plan of Distribution" in this prospectus.

        Although the Selling Shareholders may sell the shares pursuant to this prospectus, they are not obligated to sell any or all of such shares. We will not receive any of the proceeds from the sale of the shares by the Selling Shareholders, but we will receive $8.00 per share (subject to adjustment upon certain terms described in the warrants) upon exercise by the Selling Shareholders of the warrants except to the extent that the Selling Shareholders elect to utilize the "cashless exercise" feature of the warrants. To the extent the Selling Shareholders elect to utilize such feature, we will not receive any cash upon the exercise of the warrants, but the number of shares issuable upon such exercise (and therefore offered by this prospectus) will be proportionately reduced.

        Our common stock is traded on The Nasdaq National Market under the symbol "CLHB." On June 28, 2005, the last reported sales price of our common stock on The Nasdaq National Market was $22.15.

        Our principal executive offices are located at 1501 Washington Street, Braintree, Massachusetts 02184, and our telephone number is (781) 849-1800.

        See "Risk Factors" beginning on page 5 to read about factors you should consider in connection with any purchase of the shares of our common stock offered by this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information contained or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those respective dates. The Selling Shareholders are not making an offer to sell the shares offered by this prospectus in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus or in the documents incorporated by reference into this prospectus, is not complete and does not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the "Risk Factors" section. In this prospectus, unless the context requires otherwise, "we," "our," "us," "Clean Harbors" or "the Company" refers to Clean Harbors, Inc. and its subsidiaries.

Our Company

        We are one of the largest providers of environmental services and the largest operator of non-nuclear hazardous waste treatment facilities in North America based on 2003 industry reports. We service approximately 55% of North America's commercial hazardous incineration volume, 17% of North America's hazardous landfill volume, and are the industry leader in total hazardous waste disposal facilities. We provide our services and solutions to a diversified industry base with over 45,000 customers, including more than 175 Fortune 500 companies, in the United States, Canada, Mexico and Puerto Rico. We perform environmental services through a network of more than 100 service locations, and we operate five incineration facilities, nine commercial landfills, seven wastewater treatment operations, and 20 transportation, storage and disposal facilities, or TSDFs, as well as five PCB management facilities and two oil and used oil products recycling facilities. We can provide low-cost solutions to our customers due to our large scale, industry knowledge, recent cost-cutting and productivity-enhancing initiatives, and ability to internalize our waste streams.

        The wastes that we handle include materials that are classified as "hazardous" because of their unique properties, as well as other materials subject to federal and state environmental regulation. We provide final treatment and disposal services designed to manage hazardous and non-hazardous wastes, which cannot be economically recycled or reused. We transport, treat and dispose of industrial wastes for commercial and industrial customers, health care providers, educational and research organizations, other environmental services companies and governmental entities.

        Clean Harbors, Inc. was incorporated in Massachusetts in 1980 and has grown through a combination of strategic acquisitions and internal growth. The most significant of such acquisitions was our acquisition in September 2002 of substantially all of the assets of the Chemical Services Division, or CSD, of Safety-Kleen Corp. Our revenues increased from $350.1 million in 2002 to $611.0 million in 2003 primarily as a result of that acquisition.

Our Services

        We provide a wide range of environmental services and manage our business as two major segments: Technical Services and Site Services.

        Technical Services—(69% of 2004 revenue). These services involve the transport, treatment and disposal of hazardous wastes, and include physical treatment, resource recovery, fuels blending, incineration, landfill disposal, wastewater treatment, lab chemical disposal, explosives management, and CleanPack® and Apollo Onsite Services. Our CleanPack® services include the collection, logistics management, specialized packaging, transportation and disposal of laboratory chemicals and household hazardous wastes. Our Apollo Onsite Services provide outsourced environmental programs management at customer sites. Our technical services are provided through a network of service centers from which a fleet of trucks or railcars is dispatched to pick up customers' wastes either on a pre-determined schedule or on-demand and to deliver such wastes to permitted facilities, which are usually owned by us. Our service centers can also dispatch chemists to a customer location for the collection of chemical waste for disposal.

        Site Services—(31% of 2004 revenue). These services provide customers with highly skilled experts who utilize specialty equipment and resources to perform services at any chosen location. Under the Site Services umbrella, our Field Service crews and equipment are dispatched on a planned or emergency basis, and perform services such as confined space entry for tank cleaning, site decontamination, large remediation projects, selective demolition, spill cleanup, railcar cleaning, product recovery and transfer, scarifying and media-blasting and vacuum services. Additional services include used oil and oil products recycling, as well as PCB management and disposal.

        Also, as part of Site Services, Industrial Services crews focus on industrial cleaning and maintenance projects. Our Industrial Services manage hazardous, non-hazardous, wet and dry materials and specialize in chemical cleaning, hydro blasting, liquid/dry vacuuming, sodium bicarbonate blasting, line cleaning, boiler cleanouts, and steam cleaning of our customers' process equipment and systems, as well as video inspection. Additionally, specialized project work such as dewatering, and on-site material processing utilizing thermal treatment units are also performed on customers' sites. We market these services through our internal sales organizations and, in many instances, delivery of services in one area supports or leads to business in our other service lines or segments.

Our Industry

        According to industry reports, the hazardous waste disposal market in North America is in excess of $2.0 billion. We also service the much larger industrial maintenance market. The $2.0 billion estimate does not include the industrial maintenance market, except to the extent that the costs of disposal of hazardous wastes generated as a result of industrial maintenance are included.

        There are substantial barriers to entry into the hazardous waste management industry including high regulatory compliance costs and expertise, the availability and cost of financial assurance, the arduous federal, state, provincial and local permitting processes for new disposal facilities, and the requirement for an extensive asset network, operating knowledge and major capital expenditures to purchase or construct new disposal facilities. As a result, no new hazardous waste incinerators or hazardous waste landfills have commenced commercial operations in North America in the last decade. We believe that industry fundamentals are improving. Capacity has been reduced in recent years causing stabilization of pricing, and new regulatory requirements have increased in-house disposal costs and outsourcing. Furthermore, customers are using fewer providers for their hazardous waste treatment and disposal needs as they seek to limit their outside vendors and the number of facilities in which their hazardous waste materials are disposed.

        The hazardous waste management industry was "created" in 1976 with the passage of the Resource Conservation and Recovery Act, or RCRA. RCRA requires waste generators to distinguish between "hazardous" and "non-hazardous" wastes, and to treat, store and dispose of hazardous waste in accordance with specific regulations. This new regulatory environment, combined with strong economic growth, increased corporate concern surrounding environmental liabilities, and early-stage industry dynamics contributed to growth in the industry. The largest generators of hazardous waste materials are companies in the chemical, petrochemical, primary metals, paper, furniture, aerospace and pharmaceutical industries. Hazardous waste types processed or transported include flammables, combustibles and other organics, acids and caustics, cyanides and sulfides, solids and sludges, industrial wastewaters, items containing PCBs (such as utility transformers), and medical waste.

        In the mid to late 1990s, the hazardous waste management industry was characterized by overcapacity, minimal regulatory advances and pricing pressure. However, since 2001, over one-third of all North American commercial incineration capacity has been eliminated, and we believe that competition has been reduced through consolidation and that new regulations have increased the overall barriers to entry. Underscoring these trends, we believe that the number of major industry participants in the North American hazardous waste sector has declined from over 20 in the early 1990s to only five major participants today. Since the mid 1990s, approximately 500,000 tons of incineration capacity has been eliminated as eight major incinerators were deactivated, substantially increasing average capacity utilization. Additionally, new Maximum Achievable Control Technologies, or MACT, standards have been implemented, which we believe have increased and will continue to increase compliance costs and drive increased outsourcing of incineration as customers with captive (i.e., in-house and non-commercial) incinerators increasingly choose to outsource rather than make the substantial investment in their facilities which would be required to achieve compliance.

        The environmental services industry today includes a broad range of services including the following:

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  Collection, Transportation and Logistics Management—specialized handling, packaging, transportation and disposal of industrial waste, laboratory quantities of hazardous chemicals, household hazardous wastes, and pesticides;

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  Incineration—the preferred method for treatment of organic hazardous waste because it effectively destroys the contaminants;

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  Landfill Disposal—used primarily for the disposal of inorganic wastes;

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  Physical Waste Treatment—used to reduce the volume or toxicity of waste or make it suitable for further treatment, reuse, or disposal;

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  Resource Recovery and Fuels Blending—removes contaminants to restore fitness for an intended purpose and to reduce the volume of waste;

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  Wastewater Treatment—separates wastes including industrial liquid wastes containing heavy metals, organics and suspended solids through physical and chemical treatment so that the treated water can be discharged into local sewer systems under permits; and

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  Site Services—includes the maintenance of industrial facilities and equipment such as recurring cleaning in order to continue operations, maintain and improve operating efficiencies, and satisfy safety requirements; the planned cleanup of hazardous waste sites and the cleanup of accidental spills and discharges, such as those resulting from transportation accidents; and the cleanup and restoration of buildings, equipment, and other sites and facilities that have been contaminated.

        The collection and disposal of solid and hazardous wastes are subject to local, state, provincial and federal requirements and regulations, which regulate health, safety, the environment, zoning and land-use. Included in these regulations is the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, of the United States. CERCLA holds generators and transporters of hazardous substances, as well as past and present owners and operators of sites where there has been a hazardous release, strictly, jointly and severally liable for environmental cleanup costs resulting from the release or threatened release. Canadian companies are regulated under similar regulations, but the responsibility and liability associated with the waste passes from the generator to the transporter or receiver of the waste, in contrast to provisions of CERCLA.

Corporate Information

        We are a publicly traded company listed on The Nasdaq National Market under the symbol "CLHB." Our corporate offices are located at 1501 Washington Street, Braintree, MA 02184-7535, Attention: Executive Offices (telephone (781) 849-1800 ext. 4454). Our website address is www.cleanharbors.com. The information contained or incorporated in our website is not part of this prospectus.

The Offering

        The Selling Shareholders now hold common stock purchase warrants expiring on September 10, 2009 which will enable them to acquire up to 2,057,940 shares of our common stock at an exercise price of $8.00 per share. The exercise price is subject to adjustment under certain terms described in the warrants, which include the issuance by us (except under certain circumstances) of shares of our common stock at less than the greater of $8.00 per share and the then current market price of our common stock.

        The Selling Shareholders propose to offer the shares of our common stock which they may receive upon exercise of the warrants from time to time on The Nasdaq National Market and through other methods of sale described under "Plan of Distribution" in this prospectus. We will not receive any of the proceeds from the sale of the shares by the Selling Shareholders, but we will receive $8.00 per share (subject to adjustment upon certain terms described in the warrants) upon exercise by the Selling Shareholders of the warrants except to the extent that the Selling Shareholders elect to utilize the "cashless exercise" feature of the warrants. To the extent the Selling Shareholders elect to utilize such feature, we will not receive any cash upon the exercise of the warrants, but the number of shares issuable upon such exercise (and therefore offered by this prospectus) will be proportionately reduced.

RISK FACTORS

        Investment in our common stock involves certain risks, including those we describe below. You should consider carefully these risk factors together with all of the information included or referred to in this prospectus before you decide to purchase the shares offered by this prospectus.

Our substantial level of indebtedness and outstanding letters of credit could adversely affect our financial condition and impact our ability to fulfill our obligations.

        As of March 31, 2005, we had $153.8 million of outstanding indebtedness and $90.4 million of outstanding letters of credit. Our substantial level of indebtedness and outstanding letters of credit may have important effects on our future operations, including:

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  impacting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes;

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  requiring us to dedicate a substantial portion of our cash flow to the payment of interest on our indebtedness and fees on our letters of credit, which reduces the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

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  subjecting us to the risk of increased sensitivity to interest rate increases based upon variable interest rates, including our borrowings (if any) under our revolving credit facilities;

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  increasing the possibility of an event of default under the financial and operating covenants contained in our debt instruments; and

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  limiting our ability to adjust to rapidly changing market conditions, reducing our ability to withstand competitive pressures and making us more vulnerable to a downturn in general economic conditions of our business than our competitors with less debt.

        If we are unable to generate sufficient cash flow from operations in the future to service our debt and fee obligations, we may be required to refinance all or a portion of our existing debt and letter of credit facilities, or to obtain additional financing and facilities. We cannot assure you that any such refinancing would be possible or that any additional financing or facilities could be obtained. Our inability to obtain such refinancing or financing or facilities may have a material adverse effect on us.

We have experienced certain difficulties and delays in integrating the operations of the CSD into our operations.

        Since the acquisition of substantially all of the assets of the Chemical Services Division, or CSD, of Safety-Kleen Corp. effective September 7, 2002, we have focused upon integrating the operations acquired into our previous disclosure controls and procedures and internal controls over financial reporting. Prior to our acquisition of the CSD assets in 2002, Safety-Kleen had publicly disclosed that it historically had material deficiencies in many of its financial systems, processes and related internal controls. Due to the deficiencies in these systems and our belief that we would be able to utilize our own systems in order to improve the operations of the former CSD, we decided to integrate the United States operations of the former CSD into our business and financial reporting systems effective as of the acquisition date. As anticipated, we have experienced certain systems and efficiency issues in connection with the integration. We have made significant progress in integrating the CSD into our business and financial reporting systems and believe that all major systems for operations are substantially integrated and efficiently operating as of December 31, 2004. During the integration process, we identified the need for various enhancements to address needs that are unique to the CSD business and to improve system efficiencies. However, the significant increase in transaction volume, as well as the significant increase in the number of new users for our systems has increased the risk of human error or mistake during the integration period. Likewise, the acquisition and integration of a business much larger in size and scope of operations has increased the risk that conditions may have been introduced that the design of our systems of control has not anticipated. Our decision to integrate the operations of the former CSD into our business and financial reporting systems, combined with the replacement of the business model of the former CSD with our business model, has prevented us from being able to calculate meaningful changes in revenue due to volume, price or mix until after the first anniversary of the acquisition. Furthermore, Safety-Kleen's preexisting deficiencies in financial systems, processes and related internal controls increased the risk that the historical unaudited financial statements of the CSD's operations and cash flows which Safety-Kleen provided to us were not accurate. Prior to the acquisition, we conducted extensive due diligence investigations with respect to the operations and cash flows of the CSD; however, there is a risk due to the material deficiencies in Safety-Kleen's internal controls that undetected errors may exist in the financial statements provided by Safety-Kleen.

We assumed significant environmental liabilities as part of the CSD acquisition.

        As part of our acquisition of the assets of the CSD effective September 7, 2002, we assumed certain environmental liabilities of the CSD which were valued as of December 31, 2004, at approximately $184.5 million. We calculate certain of these liabilities on a present value basis in accordance with generally accepted accounting principles (which takes into consideration both the amount of such liabilities and the timing when it is projected that we will be required to pay such liabilities). We anticipate such liabilities will be payable over many years and that cash flows generated from our operations will generally be sufficient to fund the payment of such liabilities when required. However, events not now anticipated (such as future changes in environmental laws and regulations or their enforcement) could require that such payments be made earlier or in greater amounts than now anticipated, which could adversely affect our cash flow and financial condition.

We do not intend to pay dividends on our common stock.

        We do not anticipate paying any dividends on our common stock for the foreseeable future. We intend to retain future earnings, if any, for use in the operation and expansion of our business and payment of our outstanding debt. Our current credit agreement prohibits the payment by us of dividends on our common stock.

As of December 31, 2004, we had a material weakness in our internal control over financial reporting, and we cannot assure you that there will not be any other material weaknesses in our internal control over financial reporting in the future.

        As of December 31, 2004, we did not maintain effective controls over the completeness and accuracy of our self-insured workers' compensation and motor vehicle liability reserves. Specifically, we did not have effective controls over estimating and monitoring self-insured workers' compensation and motor vehicle reserves. This control deficiency resulted in the restatement of our consolidated financial statements for the years ending December 31, 2003 and 2002, the restatement of the quarterly data for the fourth quarter ended December 31, 2003, as well as a fourth quarter audit adjustment in our 2004 financial statements. Additionally, this control deficiency could have resulted in a misstatement of workers' compensation and motor vehicle liability reserves that would have resulted in a material misstatement to annual or interim financial statements that would not be prevented or detected. Our management therefore determined that this control deficiency constituted a "material weakness" in our internal control over financial reporting as of December 31, 2004. Accordingly, the reports in Amendment No. 1 to our annual report on Form 10-K for the year ended December 31, 2004 by both our management and by PricewaterhouseCoopers, LLP, the independent registered public accounting firm which has audited our financial statements, concluded that our internal control over financial reporting was not "effective" as of December 31, 2004.

        In order to remediate the control weakness in our internal control over financial reporting described above, we are now using an actuarial-based method for estimating our reserves for self-insured workers' compensation and motor vehicle liability reserves. We have retained the services of Tillinghast Towers Perrin (a national actuarial firm) to assist with this process. Although we believe that utilization of this actuarial-based method satisfactorily remediates our internal controls over estimating and monitoring self-insured workers' compensation and motor vehicle reserves, we cannot assure you that there will not be any other material weaknesses in our internal control over financial reporting in future periods. To the extent that any significant or material weaknesses exist in our internal control over financial reporting, such weaknesses may adversely affect our ability to provide timely and reliable financial information necessary for the conduct of our business and satisfaction of our reporting obligations under federal securities laws.

We are required to carry or provide significant amounts of insurance and financial assurances.

        We are required to carry significant amounts of insurance, to occasionally post bid and performance bonds, and to provide substantial amounts of financial assurances to governmental agencies for potential closure and post-closure care of our licensed hazardous waste treatment facilities should those facilities cease operation. Our total estimated closure and post-closure costs requiring financial assurance by regulators as of March 31, 2005, was $278.9 million. We have placed most of the required financial assurance for closure through a qualified insurance company, Steadfast Insurance Company (a unit of Zurich Insurance N.A.). We were required to and have posted letters of credit of approximately $73.5 million with Steadfast Insurance Company in order to obtain the insurance policies. The term of our current insurance policy from Steadfast Insurance Company will expire in September 2006, and our ability to continue conducting our operations could be adversely affected if we should become unable to obtain sufficient insurance, surety bonds and financial assurances at reasonable cost to meet our business and regulatory requirements in the future. The availability of insurance may be influenced by developments within the insurance industry itself, as well as the insurers' or sureties' assessment of their risk of loss with us.

Our business is subject to risks related to the economy and market conditions in the environmental services industry.

        Our future operating results may be affected by such factors as our ability to: utilize our facilities and workforce profitably in the face of intense price competition; maintain or increase market share in an industry which could be downsizing and consolidating; realize benefits from cost reduction programs; generate incremental volumes of waste to be handled through our facilities from existing and acquired sales offices and service centers; obtain sufficient volumes of waste at prices which produce revenue sufficient to offset the operating costs of the facilities; minimize downtime and disruptions of operations; and develop the site services business. In particular, economic downturns or recessionary conditions in North America, and increased outsourcing by North American manufacturers to plants located in countries with lower wage costs and less stringent environmental regulations, can adversely affect the demand for our services. The hazardous and industrial waste management business is also cyclical to the extent that it is dependent upon a stream of waste from cyclical industries such as the chemical and petrochemical, primary metals, paper, furniture and aerospace industries. If those cyclical industries slow significantly, the business that we receive from those industries is likely to slow.

A significant portion of our business depends upon major remedial projects and regulatory developments.

        Our operations may be affected by the commencement and completion of major site remedial projects; cleanup of major spills or other events; seasonal fluctuations due to weather and budgetary cycles influencing the timing of customers' spending for remedial activities; the timing of regulatory decisions relating to hazardous waste management projects; changes in regulations governing the management of hazardous waste; secular changes in the waste processing industry towards waste minimization and the propensity for delays in the remedial market; suspension of governmental permits; and fines and penalties for noncompliance with the myriad of regulations governing our diverse operations. As a result of these factors, our revenue and income could vary significantly from quarter to quarter, and past financial performance should not be considered a reliable indicator of future performance.

Our business is seasonal to some extent.

        Our operations may be affected by seasonal fluctuations due to weather and budgetary cycles influencing the timing of customers' spending for remedial activities. Typically during the first quarter of each calendar year there is less demand for environmental remediation due to weather related reasons, particularly in the northern and midwestern U.S. and Canada, and increased possibility of unplanned weather related plant shutdowns.

We are subject to extensive environmental requirements.

        Our operations and those of others in the environmental industry are subject to extensive federal, state, provincial and local environmental requirements in both the United States and Canada. While increasing environmental regulation often presents new business opportunities for us, it likewise often results in increased operating and compliance costs. Efforts to conduct our operations in compliance with all applicable laws and regulations, including environmental rules and regulations, require programs to promote compliance, such as training employees and customers, purchasing health and safety equipment, and in some cases hiring outside consultants and lawyers. Even with these programs, we and other companies in the environmental services industry are routinely faced with governmental enforcement proceedings which can result in fines or other sanctions and require expenditures for remedial work on waste management facilities and contaminated sites. Certain of these laws impose strict and, under certain circumstances, joint and several, liability for cleanup of releases of regulated materials, and also liability for related natural resource damages.

        From time to time, we have paid fines or penalties in governmental environmental enforcement proceedings, usually involving our waste treatment, storage and disposal facilities. Although none of these fines or penalties that we have paid in the past has had a material adverse effect upon us, we cannot guarantee that substantial expenditures will not result in the future from governmental proceedings, which would have a negative impact on earnings. Furthermore, regulators have the power to suspend or revoke permits or licenses needed for operation of our plants, equipment, and vehicles based on, among other factors, our compliance record, and customers may decide not to use a particular disposal facility or do business with us because of concerns about our compliance record. Suspension or revocation of permits or licenses would impact our operations and could have a material adverse impact on financial results. Although we have never had any of our facilities' operating permits revoked, suspended or non-renewed involuntarily, we cannot provide assurance that such an event will never happen.

        In the past, practices have resulted in releases at and from certain of our facilities, which may require investigation and, in some cases, remediation. We are currently conducting remedial activities at certain of our sites. While, based on available information, we do not believe these matters will result in a material adverse effect upon our operations or financial condition, there can be no guarantee that these items or the discovery of previously unknown conditions will not result in material costs.

Environmental regulations may require us to make significant capital expenditures.

        In 2002, the United States Environmental Protection Agency, or EPA, promulgated Interim Standards of the Hazardous Waste Combustor Maximum Achievable Control Technology under the

Federal Clean Air Act Amendments. These standards established new emissions limits and operational controls on all new and existing incinerators, cement kilns and light-weight aggregate kilns that burn hazardous waste-derived fuels. We have spent approximately $22.9 million since September 7, 2002 in order to bring our Kimball, Nebraska, Deer Park, Texas and Aragonite, Utah incineration facilities which we acquired as part of the CSD assets into compliance with the HWC MACT regulations. We can not predict the extent to which future environmental regulations could cause us to make significant additional capital expenditures.

Certain of our assumptions relating to expansion of our landfills may prove inaccurate.

        When we include the expansion airspace in our calculations of available airspace, we adjust our landfill liabilities to the present value of projected costs for cell closure, and landfill closure and post-closure. It is possible that any of our estimates or assumptions could ultimately turn out to be significantly different from actual results. In some cases we may be unsuccessful in obtaining an expansion permit or we may determine that an expansion permit that we previously thought was probable has become unlikely. To the extent that such estimates, or the assumptions used to make those estimates, prove to be significantly different than actual results, or our belief that we will receive an expansion permit changes adversely in a significant manner, the landfill assets, including the assets incurred in the pursuit of the expansion, may be subject to impairment testing, and lower prospective profitability may result due to increased interest accretion and depreciation or asset impairments related to the removal of previously included expansion airspace. In addition, if our assumptions concerning the expansion airspace should prove inaccurate, certain of our cash expenditures for closure of landfills could be accelerated.

We may be required in the future to make significant write-downs of assets.

        We participate in a highly volatile industry with multiple competitors, several of which have taken large write-offs and asset write-downs, operated under Chapter 11 bankruptcy protection and undergone major restructuring during the past several years. Periodically, we review long-lived assets for impairment. At the end of each of 2004, 2003 and 2002, we determined based on this review that no asset write-downs were required; however, if conditions in the industry were to deteriorate significantly, we could determine that certain of our assets were impaired and we would then be required to write-off all or a portion of our costs for such assets.

The potential sale of a large number of shares by the Selling Shareholders may adversely affect the market price of our stock.

        The 2,057,940 total shares of our common stock which are issuable to the Selling Shareholders upon a cash exercise of our outstanding common stock purchase warrants represent 13.4% of the total number of primary shares of our common stock which were outstanding on June 27, 2005. To the extent the Selling Shareholders elect to utilize the "cashless exercise" feature of the warrants, the number of shares (and therefore the percentage of our outstanding primary shares of common stock) issuable upon exercise of the warrants will be reduced. Upon their exercise of the warrants, the Selling Shareholders will be free to sell the warrant shares without restriction using one or more of the methods described under "Plan of Distribution" in this prospectus. The potential sale of a large number of shares by the Selling Shareholders may adversely affect the market price of our common stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated herein by reference to our filings under the Securities Exchange Act of 1934 include "forward-looking statements," as defined by federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could" and similar expressions or phrases identify forward-looking statements.

        All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in the environmental services industry. Others are more specific to our operations. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

        Factors that may cause actual results to differ from expected results include, among others:

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  our significant indebtednesses and ability to incur substantially more debt;

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  our future cash flow and earnings;

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  our ability to meet our debt obligations;

  •
  our ability to increase our market share;

  •
  our ability to retain our significant customers;

  •
  our ability to manage the significant environmental liabilities which we assumed in connection with the CSD acquisition which became effective in September 2002;

  •
  our ability to manage business growth and diversification and the effectiveness of our information systems;

  •
  our ability to compete with competitors in our industry;

  •
  the outcome of current and potential legal proceedings;

  •
  the availability and costs of liability insurance and financial assurances required by governmental entities relating to our facilities;

  •
  our ability to attract and retain qualified management personnel;

  •
  the effects of general industry and economic conditions;

  •
  our ability to identify suitable acquisition candidates or joint venture relationships for expansion, to consummate these transactions on favorable terms and to achieve satisfactory operating results from the acquired businesses; and

  •
  our ability to avoid unforeseen material liabilities as a result of acquiring new companies.

        All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

        See the section of this prospectus entitled "Risk Factors" for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

INCORPORATION OF INFORMATION BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. Copies of the documents we file with the SEC can be read at the SEC's public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of our filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference facility.

        We are "incorporating by reference" in this prospectus some of the documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Information in specified documents that we file with the SEC after the date of this prospectus will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of filing of the initial registration statement relating to the exchange offer and prior to the termination of any offering of securities offered by this prospectus:

  •
  our Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A thereto, for the fiscal year ended December 31, 2004;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

  •
  our definitive Proxy Statement dated April 15, 2005 for our Annual Meeting of Shareholders held on May 12, 2005; and

  •
  our Reports on Form 8-K dated January 13, 2005, February 11, 2005, March 15, 2005, April 4, 2005, April 20, 2005, April 28, 2005 and May 18, 2005.

        Information contained in this prospectus supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference supplements, modifies or supersedes, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

        We will provide a copy of the documents we incorporate by reference (other than exhibits, unless the exhibit is specifically incorporated by reference into the filing requested), at no cost, to you if you submit a request to us by writing to or telephoning us at the following address or telephone number:

Clean Harbors, Inc.
1501 Washington Street
Braintree, Massachusetts 02184-7535
Telephone: (781) 849-1800, Ext. 4454
Attention: Executive Offices

        We have filed this prospectus with the SEC as part of a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares offered by the Selling Shareholders under this prospectus. However, we will receive $8.00 per share (subject to adjustment upon certain terms described in the warrants) upon exercise by the Selling Shareholders of the warrants except to the extent that the Selling Shareholders elect to utilize the "cashless exercise" feature of the warrants. To the extent the Selling Shareholders elect to utilize such feature, we will not receive any cash upon the exercise of the warrants, but the number of shares issuable upon such exercise (and therefore offered by this prospectus) will be proportionately reduced. To the extent we receive cash upon the exercise by the Selling Shareholders of the warrants, we will apply such cash to working capital.

SELLING SHAREHOLDERS

        This prospectus covers the offering of up to 2,057,940 shares of our common stock by the Selling Shareholders described in the table below. The Selling Shareholders may acquire such shares upon exercise of the common stock purchase warrants which they now hold and which will expire on September 10, 2009. We issued the warrants on June 30, 2004 in connection with the redemption by us on that date of all of our then outstanding shares of our Series C Convertible Preferred Stock. Certain of the Selling Shareholders acquired their warrants after that date by assignment from other Selling Shareholders which were original holders of such warrants.

        In connection with the redemption of all of our previously outstanding shares of Series C Convertible Preferred Stock, we entered into an Investors Rights Agreement dated June 30, 2004 with the original holders of the warrants and certain other parties described therein. That Investors Rights Agreement required us to file the registration statement of which this prospectus is a part and to keep such registration statement in effect until the earlier of the date on which the Selling Shareholders have sold all of the shares of common stock issuable to them upon the exercise of the warrants or such shares become salable under Rule 144(k) under the Securities Act of 1933, as amended. We will pay all registration expenses in connection with such registration, but the Selling Shareholders will be responsible for payment of all brokerage commissions and similar expenses in connection with the sale of the shares in connection with this offering.

        The current exercise price of the warrants is $8.00 per share of common stock. Such exercise price is subject to adjustment under certain conditions described in the warrants, which include the sale by us (except for certain permitted transactions) of shares of common stock for less than the greater of $8.00 per share and the then current market price of our common stock. We will receive such exercise price in cash upon exercise by the Selling Shareholders of the warrants except to the extent that the Selling Shareholders elect to utilize the "cashless exercise" feature of the warrants. To the extent the Selling Shareholders elect to utilize such feature, we will not receive any cash upon the exercise of the warrants, but the number of shares issuable upon such exercise (and therefore offered by this prospectus) will be proportionately reduced.

        The following table provides as of June 22, 2005, with respect to each Selling Shareholder, the beneficial ownership of our shares of common stock, the number of shares being offered under this prospectus, and the beneficial ownership of our shares of common stock after this offering assuming the sale of all of the offered shares. For this purpose, "beneficial ownership" means direct or indirect voting or investment power over outstanding stock and stock which a person has the right to acquire now or within 60 days after the date of this prospectus. Except as described in the table, we understand that the named person or entity has sole voting and investment power with respect to the specified shares. The information with respect to each Selling Shareholder in the following table was provided by that Selling Shareholder.

Name of Selling Shareholder	Shares Beneficially Owned Before this Offering(1)	Shares Offered in this Offering(2)	Shares Beneficially Owned After this Offering(2)
Cerberus Series One Holdings, LLC(3)	967,400	967,400	-0-
Cerberus CH LLC(3)	241,850	241,850	-0-
Basso Holdings Ltd.(4)	198,690	198,690	-0-
Credit Suisse First Boston LLC	350,000	350,000	-0-
QVT Fund LP(5)	150,000	150,000	-0-
LibertyView Funds, L.P.(6)	120,000	120,000	-0-
LibertyView Global Volatility Fund, L.P.(6)	15,000	15,000	-0-
LibertyView Special Opportunities Fund, L.P.(6)	15,000	15,000	-0-

(1)
Includes the number of shares of our common stock which are issuable upon exercise of the warrants now held by the respective Selling Shareholder assuming a cash exercise.

(2)
The Selling Shareholders are under no obligation to sell any or all of the shares received in connection with the exercise of the warrants. The number of shares in columns 2 and 3 assume that the Selling Shareholders will exercise for cash all of their warrants and sell all of the shares received upon such exercise in this offering, and that the Selling Shareholders' respective ownership of shares of our common stock as of June 22, 2005 will not otherwise change.

(3)
Stephen Feinberg possesses sole power to vote and direct the disposition of all securities of the Company held by each of Cerberus Series One Holdings, LLC and Cerberus CH LLC.

(4)
Basso Capital Management, L.P. ("Basso") is the Investment manager to Basso Holdings Ltd. Howard I. Fischer is a managing member of Basso GP, LLC, the General Partner of Basso, and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities.

(5)
QVT Financial LP is the investment manager for, and QVT Associates GP LLC is the general partner of, QVT Fund LP. In such capacities, QVT Financial LP and QVT Associates GP LLC have voting and investment power over the shares beneficially owned by QVT Fund LP.

(6)
Neuberger Berman LLC is the investment adviser to, and Neuberger Berman Asset Management, LLC, is the general partner of, each of LibertyView Funds, L.P., LibertyView Global Volatility Fund, L.P., and LibertyView Special Opportunities Fund, L.P. In such capacities, Neuberger Berman LLC and Neuberger Berman Asset Management, LLC, have voting and investment power over the shares beneficially owned by such partnerships.

        During the period from September 10, 2002 through June 30, 2004, we borrowed an aggregate of $155.0 million from an affiliate of Cerberus CH LLC and Cerberus Series One Holdings, LLC, two of the Selling Shareholders, and Cerberus CH LLC owned shares of our Series C Convertible Preferred Stock having a stated value of $18.3 million. Basso Holdings Ltd., another of the Selling Shareholders, owned from December 2003 to June 30, 2004, shares of our Series C Convertible Preferred Stock having a stated value of $2.0 million. On June 30, 2004, we repaid all of our then outstanding debt (including the debt held by an affiliate of Cerberus CH LLC and Cerberus Series One Holdings, LLC) and redeemed all of our then outstanding Series C Convertible Preferred Stock (including the shares held by Cerberus CH LLC and Basso Holdings Ltd.), primarily through our issuance of $150.0 million principal amount of eight-year Senior Subordinated Notes. An affiliate of Credit Suisse First Boston LLC, another of the Selling Shareholders, was an initial purchaser for the private offering of such Notes and is the administrative agent, joint lead arranger, administrative agent and one of the lenders for the $90.0 million synthetic letter of credit facility which we established as part of the refinancing on June 30, 2004. Except for such transactions and their ownership of our warrants and, from time to time, certain shares of our outstanding common stock, none of the Selling Shareholders has had any position, office or other material relationship with us during the past three years.

PLAN OF DISTRIBUTION

        The Selling Shareholders may, from time to time, sell any or all of their shares of common stock issued upon exercise of the warrants on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        The Selling Shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

        Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Shareholder. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

        The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus.

        The Selling Shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus.

        The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholders have advised us that they have acquired their securities in the ordinary course of business and they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any Selling Shareholder. If we are notified by any Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the Selling Shareholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

        The Selling Shareholders and we have agreed to indemnify each other and other related parties against specified liabilities, including liabilities arising under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of securities against liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

        Davis, Malm & D'Agostine, P.C., Boston, Massachusetts, will pass upon the validity of the shares of our common stock being offered under this prospectus.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The consolidated financial statements of Clean Harbors, Inc. and subsidiaries as of December 31, 2004 and 2003 and the results of our operations and our cash flows for each of the three years in the period ended December 31, 2004, incorporated into this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by PricewaterhouseCoopers LLP, independent registered public accountants, as stated in their report appearing therein.

COMMISSION POSITION ON INDEMNIFICATION

        Sections 8.51 and 8.52 of the Massachusetts Business Corporation Act, as amended, give Massachusetts corporations the power to indemnify each of their present and former officers or directors under certain circumstances if such person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation. In our Restated Articles of Organization and By-Laws, we provide for such indemnification of our officers and directors to the extent permitted by law.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted against us by such director, officer or controlling person in connection with the securities being registered under the registration statement of which this prospectus forms a part, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        We will bear all expenses incurred in connection with the registration of the shares offered in this registration statement under the Securities Act of 1933, as amended (the "Securities Act") and qualification or exemption of the registered shares under state securities laws. The Selling Shareholders will pay all underwriting discounts and selling commissions applicable to the sale of the registered shares. The following table sets forth the various expenses which we anticipate we will incur, all of which are estimates except for the SEC filing fee.

SEC filing fee	$5,324
Costs of printing and engraving	2,000
Legal fees and expenses	15,000
Accounting fees and expenses	3,000
Miscellaneous	2,176

Total:	$27,500

Item 15. Indemnification of Directors and Officers

        Sections 8.51 and 8.52 of the Massachusetts Business Corporation Act, as amended, give Massachusetts corporations the power to indemnify each of their present and former officers or directors under certain circumstances if such person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation. In our Restated Articles of Organization and By-Laws, we provides for such indemnification of our officers and directors to the extent permitted by law. Reference is made to Article 6 of our Restated Articles of Organization filed as Exhibit 3.1A to our Report on Form 8-K dated May 18, 2005, and Article VII of our Amended and Restated By-Laws filed as Exhibits 3.4B to our Report on Form 8-K dated April 4, 2005, and incorporated herein by reference, for the applicable provisions regarding the indemnification of directors and officers.

        We also maintain director and officer liability insurance which provides for protection of our directors and officers against liabilities and costs which they may incur in such capacities, including liabilities arising under the Securities Act of 1933, as amended.

Item 16. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Exhibit No.	Description of Exhibit
3.1A	Restated Articles of Organization of Clean Harbors, Inc. (incorporated by reference to Exhibit 3.1A to the Registrant's Report on Form 8-K dated May 18, 2005 (file 0-16379)).
3.4B	Amended and Restated By-Laws of Clean Harbors, Inc. (incorporated by reference to Exhibit 3.4B to the Registrant's Report on Form 8-K dated April 4, 2005 (file 0-16379)).
4.1	Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.48 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (file 0-16379)).
4.2	Investors Rights Agreement among Clean Harbors, Inc. and the initial holders of Common Stock Purchase Warrants expiring September 10, 2009, dated as of June 30, 2004 (incorporated by reference to Exhibit 10.29 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2004 (file 0-16379)).

5.1*	Opinion of Davis, Malm & D'Agostine, P.C.
23.1†	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Davis, Malm & D'Agostine, P.C. (to be included in Exhibit 5.1).
24†	Power of Attorney (See page II-4 of this registration statement).

*
To be filed by Amendment.

†
Filed herewith.

Item 17. Undertakings

        The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Braintree, Commonwealth of Massachusetts on this 28th day of June, 2005.

CLEAN HARBORS, INC.
By:	/s/ ALAN S. MCKIM Alan S. McKim Chairman and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

        We, the undersigned officers and directors of Clean Harbors, Inc., hereby severally constitute and appoint Carl d. Paschetag, Stephen H. Moynihan and C. Michael Malm, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Clean Harbors, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ALAN S. MCKIM Alan S. McKim	Chairman of the Board Of Directors, President and Chief Executive Officer	June 28, 2005
/s/ CARL d. PASCHETAG Carl d. Paschetag	Treasurer, Controller and Chief Financial and Accounting Officer	June 28, 2005
/s/ JOHN D. BARR John D. Barr	Director	June 28, 2005
/s/ JOHN P. DEVILLARS John P. DeVillars	Director	June 28, 2005

/s/ DANIEL J. MCCARTHY Daniel J. McCarthy	Director	June 28, 2005
/s/ JOHN T. PRESTON John T. Preston	Director	June 28, 2005
/s/ ANDREA ROBERTSON Andrea Robertson	Director	June 28, 2005
/s/ THOMAS J. SHIELDS Thomas J. Shields	Director	June 28, 2005
/s/ LORNE R. WAXLAX Lorne R. Waxlax	Director	June 28, 2005

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Company
Our Services
Our Industry
Corporate Information
The Offering
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
INCORPORATION OF INFORMATION BY REFERENCE
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMMISSION POSITION ON INDEMNIFICATION
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
SIGNATURES AND POWER OF ATTORNEY